                                                                  Exhibit 3.6(i)

                           ARTICLES OF INCORPORATION

                                       OF

                            O'BRIEN-KREITZBERG INC.
                            A CALIFORNIA CORPORATION

     ARTICLE I. The name of this corporation is O'BRIEN-KREITZBERG INC. (the "Corporation").

     ARTICLE II. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

     ARTICLE III. The name and address in the state of California of the Corporation's initial agent for service of process is:

                         Maurice Yellen
                         Dames & Moore, Inc.
                         911 Wilshire Blvd., Suite 700
                         Los Angeles, California 90017

     ARTICLE IV. The Corporation is authorized to issue only one class of shares of stock which shall be designated common stock. The total number of shares which this corporation is authorized to issue is One Million (1,000,000) shares.

     ARTICLE V. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     ARTICLE VI. The Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California Corporations
Code), whether by bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

Dated: November 11, 1994                       /s/ Maurice Yellen
                                               ---------------------------------
                                               Maurice Yellen, Sole Incorporator